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                                                               EXHIBIT 11.1



                         EARNINGS PER SHARE COMPUTATION



Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. All computations give effect to a reverse stock split effective November 16, 1993 as if the transaction had occurred retroactively. Primary and fully diluted earnings per share are the same for each period presented.

                                                                 Three Months Ended June 30,       Nine Months Ended June 30,
                                                                ----------------------------      ---------------------------
                                                                    1999             1998             1999             1998
                                                                 ---------        ---------        ---------        ---------
Common stock outstanding throughout the period                   2,849,000        2,801,000        2,849,000        2,793,000
Exercised options                                                       --               --               --            3,000
Dilutive unexercised stock options:
     Shares presumed issued at exercise
         ($1.00 to $2.25 per share in 1999 and 1998)                49,000            4,000           38,000           24,000
                                                                 ---------        ---------        ---------        ---------
Weighted average shares outstanding                              2,898,000        2,805,000        2,887,000        2,820,000
                                                                 =========        =========        =========        =========


                                                                         (a)             (b)
                                                                                      Weighted
                                                                     Results of        Average
                                                                     Operations        Shares             Per Share (a / b)
                                                                    -----------       ---------         ------------------
Net loss -                Three Months Ended June 30, 1999           $(387,000)       2,898,000         $(.13)
                           Nine Months Ended June 30, 1999           $ (27,000)       2,887,000         $(.01)

Net loss -                Three Months Ended June 30, 1998           $(308,000)       2,805,000                    $(.11)
                           Nine Months Ended June 30, 1998           $(933,000)       2,820,000                    $(.33)